Exhibit 99

            EDO Earnings Rise 46 Percent in Second Quarter;
    Revenue Increases 24 Percent; 2005 Revenue Guidance Increased


    NEW YORK--(BUSINESS WIRE)--July 28, 2005--EDO Corporation (NYSE:
EDO) recorded revenue of $156.1 million in the second quarter of 2005, up 23.6 percent from the $126.3 million recorded in the second quarter of 2004. Net earnings for the quarter were $6.1 million, up 45.8 percent from $4.2 million in the prior year's quarter. On a diluted per-share basis, earnings were $0.31, up 34.8 percent from $0.23 in the second quarter of 2004.
    This quarter's results include an environmental charge of $1.25 million for remediation needed at our recently vacated facility in Deer Park, N.Y. Excluding this charge, diluted earnings were $0.35 per share.
    For the six-month period ended June 25, 2005, revenue was $272.6 million, up 14.9 percent from the $237.2 million recorded in the first half of 2004. Net earnings for the first half of 2005 were $9.0 million, up 12.0 percent from $8.0 million in the same period last year. On a diluted per-share basis, earnings were $0.49, up 8.9 percent from $0.45 in the first half of 2004. Excluding the environmental charge, diluted earnings were $0.52 per share.
    "We continue to expect 2005 to be a year of substantial growth, with our second quarter clearly demonstrating strong increases in both revenue and net income," said Chief Executive Officer James M. Smith.
    "In addition to our strong financial results, second quarter highlights included resolving the protest of a $240 million contract from the Marine Corps for battlefield-communications equipment, an additional order of up to $69 million for Warlock electronic-force-protection equipment, and a $28 million order for electronic-surveillance systems."

    Organic Revenue Growth

    Organic revenue growth, which excludes acquisitions owned for less than one year, exceeded 20 percent for the quarter, and 13 percent for the year-to-date. For the full year, the company expects organic revenue growth to exceed 14 percent, substantially above our long-term target rate of 8 to 10 percent. This is due primarily to revenue from electronic-force-protection systems anticipated in the second half.

    Margins

    Operating margins were 8.0 percent versus 7.4 percent in the second quarter of 2004. This operating margin increase was achieved despite the environmental charge and $2.4 million of facilities consolidation expenses. Excluding the impact of these two facilities-related items, operating margins would be approximately
10.3 percent.
    EBITDA, as adjusted, was $18.4 million, or 11.8 percent of revenue in the second quarter of 2005, versus $15.1 million, or 12.0 percent of revenue in the prior year's quarter. For the year-to-date, EBITDA, as adjusted, was $31.4 million, or 11.5 percent of revenue in the first half of 2005, versus $29.5 million, or 12.4 percent of revenue in the prior year. The company expects EBITDA margins to reach or exceed the target range of 13 to 14 percent by year end. EBITDA is a generally accepted metric employed by our industry. Our adjustments include primarily ESOP and pension expenses, and are identified in detail on the attached reconciliation schedule.

    Impact of Undefinitized Letter Contracts

    In support of current military operations and the Army's urgent need for electronic-force-protection equipment, EDO has been manufacturing certain equipment without final, definitized contracts. Authority to operate in this manner was provided by undefinitized "letter" contracts, which guarantee a defined minimum funding amount pending the completion of negotiations.
    On January 13, 2005, EDO received an undefinitized contract for up to $74.8 million, with funding authorized at $56.1 million, or 75 percent of the ceiling price. This contract was definitized on July 13 in the amount of $64.2 million. The $10.6 million savings from the ceiling price was made possible by manufacturing and supply-chain management efficiencies that EDO and our suppliers have achieved and have passed on to the government.
    This undefinitized contract had a significant impact on cash flow during the second quarter, because the full sales amount could not be billed and collected until the contract was finalized. Although this created timing delays in receiving payment, it did not affect revenue recognition. More important, the letter contract expedited delivery of this urgently-needed equipment to our troops much sooner than the normal procurement process would have allowed.
    On June 20, EDO received an additional undefinitized contract for up to $69.4 million, with funding authorized at $34.0 million, or 49 percent of the ceiling price. Most of the equipment ordered through this contract is expected to be delivered within 2005. However, until the contract is definitized, there may be similar delays in receiving full payment.

    Acquisitions

    During the second quarter, EDO acquired a privately-held designer, manufacturer, and integrator of classified intelligence systems. The acquired company became part of EDO's Defense segment and added $4.3 million to revenue in the second quarter. This acquisition is expected to add approximately $15 million to revenue in 2005.

    Cash Flow

    Cash used by operations was $2.2 million in the second quarter. It should be noted that this included about $24 million of increases in inventories and accounts receivable, primarily related to the undefinitized contract discussed above. These temporary increases are expected to be reversed in the third quarter, now that the contract has been definitized. For the full year, we expect to generate positive cash flow from operations in a range consistent with our historical performance.
    EDO's cash balance at the end of the first quarter was $37.9 million, versus $86.8 million at the end of the first quarter, and $98.9 million at the end of 2004. The decrease was due primarily to the acquisition, as well as previously disclosed capital investments, expenditures related to major facilities projects, and the temporary use of cash due to the undefinitized contract.

    Backlog

    The total funded backlog of unfilled orders as of June 25 stood at $535.1 million, up from $505.5 million at the end of the first quarter, and $474.6 million on Dec. 31, 2004.
    Backlog does not include portions of contracts for which the U.S. government has not yet appropriated funds, nor does it include unexercised options in any contract. Such unfunded contracts and unexercised options add approximately $568 million in what we view as high-confidence future revenue, for a total of more than $1.1 billion.

    Increased Revenue Guidance

    On April 24, EDO raised its full-year revenue guidance to the range of $600 million to $610 million. As a result of higher expectations for electronic-force protection equipment, as well as our recent acquisition, EDO is now forecasting a range of $630 million to $640 million for 2005.

    Conference Call

    EDO will conduct a conference call at 10:30 a.m. EDT on July 28 to review these results in more detail. A live web cast of the conference call will be available at www.edocorp.com or www.Vcall.com. For those who cannot listen to the live broadcast, a replay of the call will be available on these websites. There will also be a telephone replay available until August 4. To listen to the telephone replay, dial 1-877-660-6853 (outside the U.S. dial 1-201-612-7415), account #286, and conference ID #159115.

    About EDO Corporation

    EDO Corporation designs and manufactures a diverse range of products for the defense industry and commercial markets, and provides related engineering and professional services.
    Major product groups include: Aircraft Armament, Defense
Electronics, Communications, Undersea Warfare, and Integrated
Structures. EDO's advanced systems are at the core of the transformation to lighter, faster, and smarter defense capabilities.
    EDO (www.edocorp.com) was founded in 1925, and is headquartered in New York City. The company employs 2,700 people.

    Forward-Looking Statements

    Certain statements made in this release, including statements about future revenue, organic revenue growth, annual revenue, net income, and EBITDA margin expectations, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the company's products and services, product mix, the timing of customer orders and deliveries, changes in the government's funding priorities, the impact of competitive products and pricing, the negotiation of undefinitized contracts, and other risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.


                   EDO Corporation and Subsidiaries
            Condensed Consolidated Statements of Earnings
               (In thousands, except per share amounts)


                             Three months ended     Six months ended
                             June 25,   June 26,   June 25,  June 26,
                                2005      2004       2005      2004
                            ----------- --------- ---------- ---------
                                 (unaudited)          (unaudited)

Net sales                     $156,112  $126,290   $272,620  $237,167

Costs and expenses:
 Cost of sales                 118,360    95,264    203,414   175,922
 Selling, general and
  administrative                20,014    18,824     40,302    38,911
 Research and development        3,994     2,851      8,412     4,316
 Environmental cost
  provision                      1,250       -        1,250       -
                            ----------- --------- ---------- ---------
                               143,618   116,939    253,378   219,149

                            ----------- --------- ---------- ---------
Operating earnings              12,494     9,351     19,242    18,018

 Interest income                   294       202        795       444
 Interest expense               (2,274)   (2,244)    (4,465)   (4,467)
 Other, net                        (15)      (47)       (60)      (25)
                            ----------- --------- ---------- ---------
Non-operating expense, net      (1,995)   (2,089)    (3,730)   (4,048)

                            ----------- --------- ---------- ---------
Net earnings before income
 taxes                          10,499     7,262     15,512    13,970

Income tax expense              (4,410)   (3,086)    (6,515)   (5,937)

                            ----------- --------- ---------- ---------
Net earnings                    $6,089    $4,176     $8,997    $8,033
                            =========== ========= ========== =========

Net earnings per common
 share:
 Basic:                          $0.34     $0.24      $0.50     $0.46
 Diluted:                        $0.31     $0.23      $0.49     $0.45
                            =========== ========= ========== =========

Weighted average shares
 outstanding
 Basic                          18,065    17,670     17,998    17,610
 Diluted (a)                    22,741    17,927     22,690    17,880
                            =========== ========= ========== =========


Backlog of unfilled orders                         $535,091  $535,901
                                                  ========== =========


(a) Assumes exercise of dilutive stock options, and conversion of the 5.25% Convertible Subordinated Notes into
 4.4 million common shares. The Notes were dilutive in the second quarter and YTD of 2005.


                  EDO Corporation and Subsidiaries
                Condensed Consolidated Balance Sheets
              (In thousands, except per share amounts)


                                                 June 25,    Dec 31,
                                                   2005       2004
                                                ---------------------
                                                (unaudited)
Assets

Current Assets:
Cash and cash equivalents                          $37,928   $98,884
Accounts receivable, net                           171,797   153,810
Inventories                                         74,483    52,867
Deferred income tax asset, net                       4,933     5,046
Notes receivable                                     7,184     7,202
Prepayments & other                                  4,316     3,493
                                                ---------------------
             Total Current Assets                  300,641   321,302

Property, plant and equipment, net                  43,299    34,830
Goodwill                                           128,941    91,651
Other intangible assets                             47,735    50,356
Deferred income tax asset, net                      30,241    30,241
Other assets                                        15,693    18,309
                                                ---------------------
Total Assets                                      $566,550  $546,689
                                                =====================

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable and accrued liabilities           $83,517   $80,898
Contract advances and deposits                      17,739    13,696
                                                ---------------------
           Total Current Liabilities               101,256    94,594

Income taxes payable                                 5,768     5,768
Long-term debt                                     137,800   137,800
Post-retirement benefits obligations                95,714    94,936
Environmental obligation                             1,659     1,663
Shareholders' equity                               224,353   211,928
                                                ---------------------
Total Liabilities & Shareholders' Equity          $566,550  $546,689
                                                =====================


                  EDO Corporation and Subsidiaries
                            SEGMENT DATA
                           (In thousands)


                                Three months ended  Six months ended
                                June 25, June 26,  June 25, June 25,
                                  2005     2004      2005     2004
                                ------------------ ------------------
                                    (unaudited)        (unaudited)
Net sales:
 Defense                        $104,036  $99,427  $190,163 $187,467
 Communications and Space
  Products                        41,315   14,510    61,115   26,062
 Engineered Materials             10,761   12,353    21,342   23,638
                                ------------------ ------------------
                                $156,112 $126,290  $272,620 $237,167
                                ================== ==================

Operating earnings (loss):
 Defense                          $8,954   $8,970   $15,341  $18,000
 Communications and Space
  Products                         4,948       97     4,833     (994)
 Engineered Materials               (158)     284       318    1,012
 Environmental cost provision     (1,250)     -      (1,250)     -
                                ------------------ ------------------
                                  12,494    9,351    19,242   18,018


Net interest expense              (1,980)  (2,042)   (3,670)  (4,023)
Other, net                           (15)     (47)      (60)     (25)
                                ------------------ ------------------

Net earnings before income taxes $10,499   $7,262   $15,512  $13,970
                                ================== ==================


                   EDO Corporation and Subsidiaries
                        Calculation of EBITDA
               (In thousands, except per share amounts)


                               Three months ended   Six months ended
                               June 25,   June 26,  June 25,  June 26,
                                 2005      2004      2005      2004
                              ----------- -------- ---------- --------
                                  (unaudited)          (unaudited)

Net earnings before income
 taxes                           $10,499   $7,262    $15,512  $13,970

Interest expense                   2,274    2,244      4,465    4,467
Interest income                     (294)    (202)      (795)    (444)
                              ----------- -------- ---------- --------
Net interest expense               1,980    2,042      3,670    4,023

Depreciation                       2,265    2,870      4,907    5,455
Amortization                       1,311    1,444      2,621    2,885
                              ----------- -------- ---------- --------
Total depreciation &
 amortization                      3,576    4,314      7,528    8,340

                              ----------- -------- ---------- --------
EBITDA                            16,055   13,618     26,710   26,333

ESOP compensation expense          1,236      977      2,550    2,028
Pension expense                    1,069      550      2,139    1,100
                              ----------- -------- ---------- --------
EBITDA, as adjusted              $18,360  $15,145    $31,399  $29,461

Diluted shares outstanding *      18,333   17,927     18,282   17,880

EBITDA, as adjusted, per
 share *                           $1.00    $0.84      $1.72    $1.65
                              =========== ======== ========== ========


* Excludes potential impact of subordinated note conversion.


                   EDO Corporation and Subsidiaries
                       GUIDANCE DATA ESTIMATES


                                                  Fiscal 2005
                                         -----------------------------

Revised revenue range                    $630 million - $640 million

Pension costs                            $4.3 million

Effective operating tax rate             42%

EBITDA, as adjusted, margin range        13.0% - 14.0%

ESOP shares issued per quarter           42,376

Average diluted shares outstanding*:
  - If Note conversion is NOT dilutive   18.4 million
  - If Note conversion is dilutive       22.8 million



*  "If-converted method" (FAS 128) to determine diluted EPS:
(Shares to be issued if 5.25% Notes are converted at $31.26/share would be 4,408,189.)

- Quarterly Dilution Test
Since the after-tax interest on Notes reduces Net Earnings by $1,067,089 per quarter, the decision point for the dilution test is $1,067,089 / 4,408,189, or $0.2421 per share.
When basic EPS for a quarter are more than $0.2421, the impact of the Notes is dilutive.
The Notes were dilutive to EPS this quarter and for the year to date.

- Annual Dilution Test
Since the after-tax interest on Notes reduces Net Earnings by $4,268,355 per year, the decision point for the dilution test is $4,268,355 / 4,408,189, or $0.9683 per share.
When basic EPS for the year are more than $0.9683, the impact of the Notes is dilutive.
Based on current projections, the Notes are expected to be dilutive for the 2005 full-year. If so, the EPS calculation will be based on about 22.8 million shares.


This table contains estimates based on management's current expectations.

This information is forward-looking, and actual results may differ materially.


    CONTACT: EDO Corporation
             William A. Walkowiak, CFA, 212-716-2038
             ir@edocorp.com